Exhibit 99.1
Sable Offshore Corp. Provides Legal Updates

Houston, TX – Sable Offshore Corp. (“Sable” or the “Company”)(NYSE: SOC) in its ongoing case, Sable Offshore Corp., et al. v. California Coastal Commission, et al., is filing a motion today requesting leave to amend the current lawsuit to quantify monetary damages in its inverse condemnation claim against the California Coastal Commission (the “Commission”). In November 2024, the Commission issued an Executive Director Cease and Desist Order ordering Sable to cease its anomaly repair program, with which Sable complied. In February 2025, upon receiving confirmation that the anomaly repair program on the Las Flores Pipeline System was authorized by existing permits issued by the County of Santa Barbara under its Local Coastal Program and delegated Coastal Act authority, Sable continued and completed its anomaly repair program in the Coastal Zone as required by the Federal Consent Decree.

Sable seeks damages in excess of $347 million, in order to compensate Sable for the unlawful delay of, and damages to, the restart of the Las Flores Pipeline System.

Additionally, on September 29, 2025, Sable filed a declaratory judgement action against the State of California in Kern County asking the court to confirm that certain provisions of SB 237 do not apply to the Las Flores Pipeline System.

Sable continues to work diligently with the State of California to safely and responsibly resume petroleum transportation through the Las Flores Pipeline System in accordance with its Federal Consent Decree, which was entered into by several state and federal agencies. Continued delays in approving the restart plans for the Las Flores Pipeline System will prompt Sable to pursue the accelerated Offshore Storage and Treating Vessel strategy, which was utilized to process Santa Ynez Unit production in federal waters from 1981 – 1994. Over this time period, the Santa Ynez Unit produced over 160 million barrels of oil equivalent.

About Sable
Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.

Forward-Looking Statements
The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “continue,” “plan,” “forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward- looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence sales from the Santa Ynez Unit assets and the cost and time required therefor; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.

Exhibit 99.1
Disclaimers
The Santa Ynez Unit assets discussed in this press release restarted production in May 2025 and have not sold commercial quantities of hydrocarbons since such Santa Ynez Unit assets were shut in during June of 2015 when the only onshore pipeline transporting hydrocarbons produced from such Santa Ynez Unit assets to market ceased transportation. Since the May 2025 production restart, the oil produced has been transported via pipeline to storage tanks onshore at Sable’s Las Flores Canyon processing facility where it is being stored pending restart of the Las Flores Pipeline System. There can be no assurance that the necessary approvals will be obtained that would allow the Las Flores Pipeline System to recommence transportation or the contemplated use of an Offshore Storage and Treating Vessel that would allow the Santa Ynez Unit assets to recommence sales.

Contacts
Investor Contact:
Harrison Breaud
Vice President, Finance & Investor Relations
IR@sableoffshore.com
713-579-8111